UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2024

Whitestone REIT
(Exact name of registrant as specified in charter)
Maryland	001-34855	76-0594970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500,	77063
Houston, Texas
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule #14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, par value $0.001 per share	WSR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2024, the Board of Trustees of Whitestone REIT (the “Company”) announced the appointments of Kristian (“Krissy”) M. Gathright and Donald (“Don”) A. Miller, CFA, to the Board of Trustees, effective immediately. These appointments reflect shareholder feedback received over the last several months and conclude an exhaustive search by Whitestone’s Nominating and Governance Committee in combination with pre-eminent executive search firm Spencer Stuart.

Ms. Gathright currently serves as a Board member of Apple Hospitality REIT (NYSE: APLE) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. During a span of over 20 years, she served in various roles at the company, including operations, strategic decision-making, raising capital and investor relations. In addition to her extensive operational and strategic contributions at Apple REIT, Ms. Gathright was instrumental in the company’s 2015 listing on the NYSE and its ownership transition from retail to institutional shareholders. She was serving as Apple REIT’s Executive Vice President and Chief Operating Officer prior to her retirement in 2020. Ms. Gathright has also served on the Board of Trustees for Spirit Realty (NYSE: SRC), a net lease REIT. Prior to its acquisition in January 2024, Spirit Realty had an approximate $9.3 billion enterprise value, with over 29 million square feet of retail assets. Ms. Gathright’s real estate operational expertise, B2C knowledge and Board experience will be highly complementary to Whitestone’s Board. For additional detail, please see Krissy's Bio on Whitestone’s investor relations website.

Mr. Miller served as President and Chief Executive Officer for Piedmont Office Realty Trust (NYSE: PDM) for over a decade, including overseeing its initial public offering in 2010. Under his leadership, Piedmont recycled approximately $2.2 billion in assets and executed a consistent strategy focused on aggregating high-quality assets in targeted markets – a strategy that was reflected in Piedmont’s top-quartile ranking of stock performance relative to its peer group during the last three years prior to Mr. Miller’s retirement in 2019. Prior to his time at Piedmont, Mr. Miller was the head of real estate activities at Wells Real Estate Funds, where he was responsible for directing all aspects of acquisitions, asset management, dispositions, leasing property management and construction. He currently serves on the Board of Directors for three privately held organizations with significant real estate investments: Pacolet Milliken Enterprises, Watkins Associated Industries, and The Feil Organization. Mr. Miller’s multi-decade real estate leadership, Board expertise, and Sun Belt experience will be a significant enhancement to Whitestone’s Board of Trustees. For additional information, please refer to Don's Bio on Whitestone’s investor relations website.

Ms. Gathright will serve as a member of the Audit and Nominating and Corporate Governance Committees and Mr. Miller will serve as a member of the Compensation and Nominating and Corporate Governance Committees.

In connection with these two appointments and as previously announced, Nandita V. Berry and David F. Taylor will step down from the Board effective immediately. The Whitestone Board will continue to comprise six trustees, five of whom are independent.

A copy of the Company’s Press Release dated November 4, 2024 is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Whitestone REIT Press Release dated November 4, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
(Registrant)

Date:	November 5, 2024	By: /s/ John S. Hogan
Name: John S. Hogan Title: Chief Financial Officer